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EXHIBIT 16.2


Zanett Capital Inc                       1339 Cooper Station, New York, NY 10276

Claudio Guazzoni
Managing Partner


TO:  STEVE RASH

                                                       Monday, December 21, 1998


Dear Mr. Rash,

Please accept my resignation as Director of ABMI effective immediately.

Lack of time and family commitments on my part preclude me from doing as thorough job as I would like in 1999.

Good luck with the new Directors and keep up the good work.



Thank-you,

/s/ Claudio Guazzoni

Claudio Guazzoni
and family